Exhibit 99.2

JOINT FILING AGREEMENT

This Joint Filing Agreement, dated as of July 3, 2024, is by and among Aztiq Pharma Partners S.à r.l., Aztiq Fund I SCSp, Floki GP S.à r.l., and ATP Holdings ehf. (collectively, the “Filers”).

Each of the Filers may be required to file with the United States Securities and Exchange Commission a statement on Schedule 13D and/or 13G with respect to the ordinary shares, with a nominal value of $0.01 per share, of Alvotech beneficially owned by them from time to time.

Pursuant to and in accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the Filers hereby agree to file a single statement on Schedule 13D and/or 13G (and any amendments thereto) on behalf of each of the Filers, and hereby further agree to file this Joint Filing Agreement as an exhibit to such statement, as required by such rule.

This Joint Filing Agreement may be terminated by any of the Filers upon written notice or such lesser period of notice as the Filers may mutually agree.

Executed and delivered as of the date first above written.

Aztiq Pharma Partners S.à.r.l.	Aztiq Pharma Partners S.à.r.l.
By: /s/ Danny Major	By: /s/ Robert Wessman
Name: Danny Major	Name: Robert Wessman
Title: Manager	Title: Manager
Aztiq Fund I SCSp	Aztiq Fund I SCSp
By: /s/ Danny Major	By: /s/ Robert Wessman
Name: Danny Major	Name: Robert Wessman
Title: Manager of the general partner acting on behalf of the partnership	Title: Manager of the general partner acting on behalf of the partnership
Floki GP S.à r.l.	Floki GP S.à r.l.
By: /s/ Danny Major	By: /s/ Robert Wessman
Name: Danny Major Title: Manager	Name: Robert Wessman Title: Manager

ATP Holdings ehf.	ATP Holdings ehf.

By: /s/ Arni Hardarson	By: /s/ Robert Wessman
Name: Arni Hardarson Title: Director	Name: Robert Wessman Title: Director